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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              HANOVER DIRECT, INC.

            (Pursuant to Section 242 of the General Corporation Law
                           of the State of Delaware)

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         The undersigned hereby certifies as follows:

         1.   That he is the President of Hanover Direct, Inc.

         2. That the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 15th day of April, 1993.

         3. That the amendment to the Certificate of Incorporation as set forth herein and recommended by the Board of Directors was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                  RESOLVED:    That the first paragraph of ARTICLE FOURTH be
                  amended as follows:

                           FOURTH:  The total number of shares of all classes
of stock which the Corporation shall have authority to issue is 318,172,403 shares, of which 40,000 shares shall be class B 8% cumulative preferred stock, par value $.01 per share and stated value of $1,000 per share (the "Class B Preferred"), 861,900 shares shall be shares of 7.5% cumulative convertible preferred stock, par value $.01 per share and stated value of $20.00 per share (the "7.5% Preferred"), 5,000,000 shares shall be shares of additional preferred stock, par value $.01 per share (the "Additional Preferred Stock"), 300,000,000 shares shall be common stock, par value $.66-2/3 per share (the "Common Stock"), and 12,270,503 shares shall be shares of class B common stock, par value $.01 per share (the "Class B Common Stock").









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                  IN WITNESS WHEREOF, Hanover Direct, Inc., has caused this
Certificate of Amendment of the Certificate of Incorporation to be signed by Rakesh K. Kaul, its President and Chief Executive Officer, and attested by Monte E. Wetzler, its Secretary, this 28th day of May, 1999.


                              HANOVER DIRECT, INC.



                              By: /s/ RAKESH K. KAUL
                                  -------------------------
                                  Name:   Rakesh K. Kaul
                                  Title: President and Chief Executive Officer



ATTEST:

By: /s/ MONTE E. WETZLER
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    Name:   Monte E. Wetzler
    Title: Secretary